UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_____________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FURNITURE BRANDS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-0337683
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)
101 South Hanley Road, St. Louis, Missouri	63105
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A..(c), please check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A..(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: _____________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:     Not Applicable

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On July 10, 2008, Furniture Brands International, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Rights Agreement dated July 30, 1998 (the “Rights Agreement”).

The Amendment extended the final expiration date of the rights under the Rights Agreement for three years to July 30, 2011. The Amendment also (i) reduced the purchase price under the Rights Agreement from $135.00 to $55.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment, and (ii) reduced the price at which the Company’s Board of Directors may, under certain circumstances, elect to redeem all of the outstanding rights to $0.001 per right. In connection with the Amendment, the Company also appointed American Stock Transfer and Trust Company, LLC, the transfer agent and registrar of the Company’s common stock, as successor rights agent to The Bank of New York.

The Company described the material terms of the Rights Agreement in Item 1 of its Registration Statement on Form 8-A, dated July 30, 1998, and incorporates that description herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Amendment and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 1 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits.

See exhibit index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Jon D. Botsford
Name: Jon D. Botsford
Title: Senior Vice President, General Counsel and Secretary

Dated July 11, 2008

EXHIBIT INDEX

Exhibit No.	Description
1

First Amendment to Rights Agreement, dated July 10, 2008, between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (Incorporated by reference to Exhibit 4.1 to Furniture Brands International, Inc.'s Current Report on Form 8-K, dated July 11, 2008). Pursuant to the Rights Agreement, as so amended, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day after public announcement that a person or group (except for certain exempted persons or groups) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock.